Exhibit C
JOINDER AGREEMENT
to
JOINT FILING AGREEMENT
The undersigned hereby agrees to join as a party to that certain joint filing Agreement, dated November 10, 2011, among ACM Alpha Consulting Management AG,Veronika Kandziora, ACM Alpha Consulting Management Est., Andreas Kandziora, Zbigniew Lobacz, Sylwester Cacek, Slawomir Majewski, Andrzej Bernady, Marek Zielinski, Jan Bankiel, Henryk Bankiel, Piotr Grzegorzewski, Daniel Laske, Elzbieta Sobiech, Wojciech Hajduk and Izabela Flejsierowicz.
IN WITNESS WHEREOF, the undersigned has executed this joinder Agreement as of January 17, 2012.

MAREK ORLOWSKI
/s/ Marek Orlowski